Exhibit 99.1

Second Sight Completes $3 million Private Placement of Common Stock with Gregg Williams, Chairman of the Board of Directors

Los Angeles, CA – December 14, 2018 –Second Sight Medical Products, Inc. (NASDAQ:EYES) (“Second Sight” or the “Company”), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today announced that it has entered into a stock purchase agreement effective December 12, 2018 with entities beneficially owned by Gregg Williams, Chairman of the Board of Directors of Second Sight, for the purchase of  3,275,100 shares of common stock priced at $0.916 per share, the last reported sale price of the common stock on the effective date. This placement of common stock is anticipated to yield gross proceeds of approximately $3 million to the Company.

Consistent with Mr. Williams’ prior direct investments in Second Sight, the funds will be used to support several important initiatives related to the Orion® Visual Cortical Prosthesis System (Orion), development of Argus® 2s (Argus 2s), the Company’s next-generation externals, and complementary technologies that can be integrated with artificial vision to provide a more interesting and useful experience for users.

“Gregg’s continued support allows us to further advance our significant initiatives for Orion and Argus 2s. We look forward to reporting data from the Orion six person feasibility study that we are conducting at Ronald Reagan UCLA Medical Center and Baylor College of Medicine as well as sharing our progress in defining the expected clinical and regulatory path for commercialization. We again thank Gregg for his investment and confidence,” stated Will McGuire, President and CEO of Second Sight.

“My investments in Second Sight reflect my belief in the potential of this incredibly innovative technology. Orion has the potential to offer a revolutionary new treatment option to millions of individuals worldwide who are blind from most any cause. I look forward to the Company continuing to meet its R&D and regulatory milestones with Orion while leveraging its leadership position in artificial vision prosthetics and rehabilitation,” said Gregg Williams, Chairman of the Board of Second Sight.

The common stock offered in the private placement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This announcement is neither an offer to sell nor a solicitation to buy the foregoing securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Second Sight

Second Sight Medical Products, Inc. (NASDAQ: EYES) develops, manufactures and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Second Sight’s Argus® II Retinal Prosthesis System is the only FDA and CE Mark approved device for treating retinitis pigmentosa, with proven implant durability of multiple years. In 2016, the Company published five year results. Today, several Argus II devices have been implanted and continue to be operational in humans for more than 10 years. The Company is developing the Orion® Visual Cortical Prosthesis which is intended to provide useful artificial vision to individuals who are blind due to various causes. The Company’s U.S. headquarters are in Los Angeles, and European headquarters are in Lausanne, Switzerland. More information is available at www.secondsight.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “goal,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report, on Form 10-K, filed on March 20, 2018 and Form 10-Q, filed on November 8, 2018, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contacts:

Institutional Investors

In-Site Communications, Inc.

Lisa Wilson, President

T: 212-452-2793

E: lwilson@insitecony.com

or

Individual Investors

MZ North America

Greg Falesnik, Managing Director

T: 949-385-6449

E: greg.falesnik@mzgroup.us

Media Contacts:
Nobles Global Communications

Laura Nobles or Helen Shik

T: 617-510-4373

E: Laura@noblesgc.com

E: Helen@noblesgc.com